Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 33-55787 and 33-64179

AMENDED PRICING SUPPLEMENT NO. 22, dated June 24, 1997

(To Prospectus dated January 23, 1997, and
Prospectus Supplement dated June 9, 1997)
(CUSIP No. 17120Q ZF1)

                                  $2,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series Q
                                 Floating Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:         $50,000,000

Issue Price:              100%

Calculation Agent:        First Trust of New York, National Association

Original Issue Date:      June 27, 1997

Stated Maturity:          July 5, 2000

Initial Interest Rate:    to be determined on June 25, 1997

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:
     [ ] Commercial Paper Rate [X] LIBOR      [ ] Treasury Rate  [ ] CD Rate
     [ ] Federal Funds Rate    [ ] Prime Rate [ ] Other (see attachment
                                                  hereto)
     if LIBOR, Designated Page: [ ] Reuters Page [X] Telerate Page if LIBOR, Index Currency: U.S. Dollars

Interest Reset Period:    monthly

Interest Reset Dates:     the third Wednesday of each month,
                          commencing July 16, 1997

Interest Payment Period:  monthly

Interest Payment Dates:   the third Wednesday of each month, commencing
                          July 16, 1997, and ending on the Stated Maturity

Index Maturity:  one month

Spread (+/-):  +.04

Spread Multiplier:  n/a

Maximum Interest Rate:  n/a

Minimum Interest Rate:  n/a

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission:

Agent's Capacity:   [ ] Agent   [X] Principal

Net proceeds to Company (if sale to Agent as principal):  $49,875,000

Agent:    [ ] Merrill Lynch & Co.  [ ] Salomon Brothers Inc
          [ ] J.P. Morgan & Co.    [X] Other: Bear, Stearns & Co. Inc.

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